NEWS RELEASE

CHARLES RIVER LABORATORIES COMPLETES THE ACQUISITION OF THE CRO SERVICES DIVISION OF GALAPAGOS NV

WILMINGTON, MA, March 31, 2014 – Charles River Laboratories International, Inc. (NYSE: CRL) announced today that it has completed the previously announced acquisition of the CRO services division of Galapagos NV (Euronext: GLPG), which includes both Argenta and BioFocus. The acquisition positions Charles River as a full service, early-stage contract research organization (CRO), with integrated in vitro and in vivo capabilities from target discovery through preclinical development.

Argenta and BioFocus are global leaders in integrated drug discovery services, with a predominant focus on in vitro capabilities. Located in the United Kingdom and the Netherlands, Argenta and BioFocus provide a full suite of drug discovery services from target discovery through the delivery of clinic-ready candidates to a broad range of pharmaceutical and biotechnology companies. Their deep in vitro expertise includes medicinal chemistry, target discovery, and complex in vitro biology, as well as therapeutic area expertise in respiratory, inflammation, oncology, and CNS diseases.

The purchase price was €129 million in cash, subject to certain post-closing working capital adjustments. In addition to the initial purchase price, the transaction includes future performance payments of up to €5 million. The acquisition is expected to add approximately 6% to Charles River’s net sales in 2014. It is also expected to be accretive to non-GAAP earnings per share in 2014 by approximately $0.10. Items excluded from non-GAAP earnings per share are expected to include all deal-related costs including amortization of intangible assets.

Use of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude the amortization of intangible assets and other charges related to our acquisitions and expenses associated with evaluating acquisitions. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. This press release also refers to our sales in both a GAAP and non-GAAP (constant currency) basis. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Presenting sales on a constant currency basis allows investors to measure our sales growth exclusive of foreign currency exchange fluctuations more clearly. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include statements in this press release regarding the acquisition of Argenta and BioFocus, and Charles River’s expectations with respect to the impact of Argenta and BioFocus on the Company, its service offerings, net sales, sales growth rates and earnings; Charles River’s projected future performance including sales and earnings per share; as well as Charles River’s future growth in the area of discovery services. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to, the ability to successfully complete the acquisition of Argenta and BioFocus. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River’s Annual Report on Form 10-K as filed on February 25, 2014, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts.  Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

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Investor Contact:	Media Contact:
Susan E. Hardy	Amy Cianciaruso

Corporate Vice President, Investor Relations Executive Director, Public Relations

781.222.6190 susan.hardy@crl.com	781.222.6168 amy.cianciaruso@crl.com